EXHIBIT 99.1

MARIO KASSAR RETURNS AS CAROLCO PICTURES’ CHAIRMAN OF THE BOARD OF DIRECTORS

LOS ANGELES - PRNEWSWIRE February 17, 2015 / Carolco Pictures, Inc. (CRCO) announced today that its co-creator and founder Mario Kassar has returned to become Chairman of the Board of Directors of the Company namesake he started almost four decades ago. A major innovator in international motion picture productions, financing and distribution, Mario Kassar's decades of experience as producer of worldwide blockbusters is often characterized like his movies as being action-packed. Kassar has released 36 of some of the world’s most memorable motion pictures, of which 16 have been nominated for Academy Awards. Kassar has served as Executive Producer of the Rambo films, Terminator 2: Judgement Day,Basic Instinct, Total Recall, Terminator 3: Rise of the Machines, Cliffhanger and Stargate, among others. In total, his films have grossed more than $3 billion (today's value) in worldwide theatrical box office.

Today's announced agreement to become Chairman of the Board is effective immediately. For more information please see the Carolco's most recent Form 8K found on the Securities and Exchange Commission's website at www.sec.gov.

Mario Kassar stated “One of my greatest joys in life was being the Chairman of Carolco Pictures, two decades ago. I am elated to return to that position, to produce the world's greatest movies once again under the Carolco brand for my fans and people everywhere to enjoy. The major difference between now and then are the advances in technology and cinematography not previously available to Carolco Pictures 20 years ago. Combined with these advances know that the best movies I will ever produce are still yet to come.”

Alex Bafer, Carolco Pictures CEO, stated “Mario Kassar is hands down the world’s greatest producer of mega-hit films. We couldn't be more excited than to have Mario return as the Chairman of the Board. Our goal now is to not only restore the Carolco brand back to its rightful place in Hollywood, but also to build an entirely new library of memorable films for today’s generation.”

Mario Kassar, as an independent filmmaker, began with a small-scale release film The Amateur followed by Victory a large-scale release. In 1976, Kassar co-founded Carolco with Andrew Vajna, which became a major force among independent production companies. Carloco's first production venture made motion picture history when a new American hero, John Rambo, was introduced to audiences in First Blood. This Sylvester Stallone action adventure became an international success, grossing $120 million worldwide. Three years later, in 1985, the company released Rambo: First Blood Part II, which grossed $300 million worldwide. With Carolco, Kassar was executive producer on such films as Alan Parker's Angel Heart, Rambo III, and Johnny Handsome. Other projects included “Music Box”, Mountains of the Moon, Total Recall, Air America, Narrow Margin, and Jacob's Ladder.

In late 1989, Kassar became the sole shareholder and Chairman of Carolco Pictures. He subsequently produced such films as the critically acclaimed Rambling Rose (which received two Academy Award nominations for Best Actress and Best Supporting Actress), The Doors, LA Story, Terminator 2: Judgement Day (which grossed over $500 million dollars worldwide, was nominated for six 6 Academy Awards and won four), the erotic thriller Basic Instinct (which garnered two Oscar nominations for best editing and best original score), Universal Soldier, and Cliffhanger (1994, which earned three Oscar nominations).

The success of the sci-fi film Stargate established a cable series in 1997 entitled “Stargate SG-1”. Further, Chaplin with Robert Downey Jr. playing the life of legendary actor Charlie Chaplin, directed by Lord Richard Attenborough, was honored with three Academy Award nominations, including one for Robert Downey Jr. for Best Actor and three Golden Globe nominations.

In 1998, Kassar re-teamed with Andrew Vajna to form C-2 Pictures. They produced I-Spy (with Eddie Murphy) for Sony Pictures and Terminator 3: Rise of the Machines (2003), which its release allowed a window for the franchise to gain new-life during (2008-2009): Terminator: The Sarah Connor Chronicles. More can be found on Mario Kassar at http://mariokassar.com/biography

Most recently, on February 10, 2015, Carolco Pictures, Inc. announced that it has begun pre-production on the Motion Picture “Audition”, a psychological horror-drama based on Ryu Murakami's bestselling novel to be directed by Richard Gray.

About Carolco Pictures, Inc.:

Carolco is a diversified entertainment company engaged in the financing, production and leasing of motion picture properties. For more information on Carolco Pictures, and its subsidiaries, please visit, www.carolcopictures.com and www.highfiveentertainment.net. Carolco Pictures has offices in New York City, Beverly Hills, Boca Raton and Nashville. Carolco's most recent regulatory filings and financial information can also be found on the Securities and Exchange Commission's website at www.sec.gov.

Forward-Looking Statements:

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and as such, may involve risks and uncertainties. These forward looking statements relate to, amongst other things, current expectation of the business environment in which the company operates, potential future performance, projections of future performance and the perceived opportunities in the market. The company's actual performance, results and achievements may differ materially from the expressed or implied in such forward-looking statements as a result of a wide range of factors.

CONTACT:

For further information contact:
Kimberly Mulloy
Public Relations
kmulloy@carolcopictures.com
(561) 826-9307

SOURCE: Carolco Pictures, Inc.